October 31, 2014

For information on the Tender Offers:

Financial Advisors: (800) 628-1237

Shareholders: (844) 337-4626 or (844) 33-PIMCO

PIMCO Media Relations: (212) 739-4212

PIMCO INCOME STRATEGY FUND AND PIMCO INCOME STRATEGY FUND II ANNOUNCE FINAL RESULTS OF TENDER OFFERS FOR AUCTION RATE PREFERRED SHARES

NEW YORK, NY, October 31, 2014 – PIMCO Income Strategy Fund (NYSE: PFL) and PIMCO Income Strategy Fund II (NYSE: PFN) (each, a “Fund” and, together, the “Funds”) today announced the expiration and final results for their issuer tender offers (each, a “Tender Offer” and, together, the “Tender Offers”) for up to 100% of each Fund’s outstanding auction rate preferred shares (“ARPS”) at a price equal to 90% of the ARPS’ per share liquidation preference of $25,000 per share (or $22,500 per share), and any unpaid dividends accrued through the expiration date of the Tender Offers. In addition, each tendering ARPS holder will receive one non-transferrable contingent payment right as described in the Funds’ Offer to Purchase. The Funds’ Tender Offers expired on October 31, 2014 at 5:00 p.m. New York City time. All ARPS that were validly tendered and not withdrawn during the offering period have been accepted for payment.

PIMCO Income Strategy Fund has accepted for payment 1,108 ARPS, which represents approximately 35% of its outstanding ARPS. The ARPS of the Fund that were not tendered remain outstanding.

PIMCO Income Strategy Fund II has accepted for payment 2,742 ARPS, which represents approximately 43% of its outstanding ARPS. The ARPS of the Fund that were not tendered remain outstanding.

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Any questions regarding the Tender Offers can be directed to the Funds’ Tender Agent, Deutsche Bank Trust Company Americas, at (877) 843-9767. Each Fund’s daily New York Stock Exchange closing market price for its common shares, net asset value per common share, as well as other information, including updated portfolio statistics and performance, are available at www.pimco.com/closedendfunds. The information on or accessible through www.pimco.com/closedendfunds is not incorporated by reference herein.

About PIMCO

PIMCO is a leading global investment management firm with offices in 12 countries throughout North America, Europe and Asia. Founded in 1971, PIMCO offers a wide range of innovative solutions to help millions of investors worldwide meet their needs. Our goal is to provide attractive returns while maintaining a strong culture of risk management and long-term discipline. PIMCO is the investment manager of PIMCO Income Strategy Fund and PIMCO Income Strategy Fund II and is owned by Allianz S.E., a leading global diversified financial services provider.

Except for the historical information and discussions contained herein, statements contained in this news release constitute forward-looking statements. These statements may involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the performance of financial markets, the investment performance of PIMCO’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax laws. Readers should carefully consider such factors. Further, such forward-looking statements speak only on the date at which such statements are made. PIMCO undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statement.

This material contains the current opinions of the author and not necessarily PIMCO and such opinions are subject to change without notice. This material has been distributed for informational purposes only and should not be considered as investment advice or a recommendation of any particular security, strategy or investment product. Information contained herein has been obtained from sources believed to be reliable, but not guaranteed. No part of this material may be reproduced in any form, or referred to in any other publication, without express written permission. PIMCO and YOUR GLOBAL INVESTMENT AUTHORITY are trademarks or registered trademarks of Allianz Asset Management of America L.P. and Pacific Investment Management Company LLC, respectively, in the United States and throughout the world. ©2014, PIMCO